Exhibit 99 1201 S. Second Street Milwaukee, WI 53204 USA Fax: 414.382.5560
News Release

Contact	John Bernaden Media Relations Rockwell Automation 414-382-2555	Tim Oliver Investor Relations Rockwell Automation 414-382-8510

Rockwell Automation Reports Second Quarter Results

o	Diluted EPS of $4.45 per share including gain on sale of Power Systems and Special Charges

o	Revenue growth of 8 percent in the quarter; Logix growth of 18 percent

o	Return on invested capital increased by 2 points to over 22 percent

o	Company affirms full year revenue guidance and provides continuing operations EPS guidance

MILWAUKEE (April 26, 2007) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2007 second quarter net income of $729.3 million ($4.45 per share) including:

o	Special charges of $43.5 million ($27.7 million after tax, or $0.17 per share) included in continuing operations; and

o	An after-tax gain of $603.2 million ($3.68 per share) related to the Power Systems divestiture and after-tax income of $11.5 million ($0.07 per share) related to other discontinued operations activities.

Net income in the second quarter of 2007 excluding these items was $142.3 million ($0.87 per share). This result compares to net income of $150.9 million ($0.84 per share) in 2006, excluding from 2006 results after-tax charges of $4.4 million ($0.03 per share) related to pending legal matters and the loss on sale of a business. Income from continuing operations for the second quarter of 2007 excluding the special charges was $134.8 million ($0.82 per share) compared to $125.2 million ($0.69 per share) in the same quarter in 2006.

1

Sales in the quarter, which exclude Power Systems, were $1,206.5 million, up 8 percent compared to $1,121.0 million in 2006. The effect of currency translation added 2 percentage points to the growth rate. Sales in the U.S. were flat compared to the second quarter of 2006. International sales increased 13 percent, excluding the effect of currency translation, with continued strength in Europe and Latin America, and weaker results in Asia Pacific and Canada. From an end market perspective, sales into resource-based end markets continued to pace growth, and sales into consumer-facing industries grew at about the company average. Sales to the global automotive industry were down due to continued weakness in our important Detroit customer base.

Segment operating earnings, which also exclude Power Systems, were $220.2 million in the quarter compared to $218.0 million in 2006. Segment operating margin of 18.3 percent was 1.1 points below the second quarter of 2006.

Second quarter 2007 free cash flow from continuing operations was $88.5 million, versus $128.0 million in the second quarter of 2006. Free cash flow was lower due primarily to higher tax payments. Return on invested capital expanded 2.2 percentage points to 22.4 percent.

Free cash flow; return on invested capital; net income excluding the gain on sale of Power Systems, other discontinued operations activities, and special charges; and income from continuing operations excluding special charges are non-GAAP measures that are defined in the attachments to this release under “Other Supplemental Information”.

2

Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, “Our results in the quarter were mixed. Concentrated efforts to accelerate returns from our growth investments allowed us to deliver solid top-line results despite the lack of growth in North America. Revenue growth was again particularly strong in Europe and Latin America. Operating margins, however, were mildly disappointing primarily due to very difficult revenue mix and the lagged execution of our productivity plans. We remain committed to building a more valuable enterprise, and to simultaneously driving both growth and productivity.”

Outlook

Commenting on the outlook, Nosbusch said, “We expect both stronger revenue growth and higher operating margins in our second half. Continued strength in Europe and Latin America should be augmented by an expected recovery in U.S. demand, and modest improvement in Asia. Operating margin will benefit from a more profitable revenue mix and from higher cost productivity.”

Following the successful completion of the Power Systems sale, the company has changed the basis of its EPS guidance to EPS from continuing operations before special charges. This change has the effect of excluding all operating income and the gain on sale associated with the former Power Systems business. Second half guidance and full year guidance is summarized in the table below:

3

	2nd Half	Full Year
Revenue growth	9-10%	8-9%
EPS from continuing operations excluding special charges	$1.96-2.06	$3.55-3.65
Free cash flow from continuing operations	~$330 million	~$500 million

Following is a discussion of second quarter results for each of the segments.

Architecture & Software

The Architecture & Software segment contains all elements of the company’s integrated control and information architecture capable of connecting the customer’s entire manufacturing enterprise.

Architecture & Software second quarter sales were $540.3 million, an increase of 6 percent compared to $509.9 million in the second quarter of 2006. Our Logix platform business grew by 18 percent in the quarter, led by strength in the U.S. and Europe. Segment operating earnings were $130.4 million compared to $128.9 million in the second quarter of 2006. Architecture & Software segment operating margin was 24.1 percent in the second quarter of 2007 compared to 25.3 percent in 2006. Operating margin declined primarily due to revenue mix and spending to support growth and globalization.

Control Products & Solutions

The Control Products & Solutions segment combines a comprehensive portfolio of intelligent motor control and industrial control products, along with the customer support and application knowledge necessary to implement and maintain an automation solution on the plant floor.

4

Control Products & Solutions second quarter sales were $666.2 million, an increase of 9 percent compared to sales of $611.1 million in the 2006 second quarter. Segment operating earnings were $89.8 million compared to $89.1 million in the second quarter of 2006. Control Products & Solutions segment operating margin was 13.5 percent in the second quarter of 2007 compared to 14.6 percent in 2006. Operating margin declined due to revenue mix, spending to support growth, and the gain on a building sale in the second quarter of 2006.

Special Charges

In the second quarter of 2007, the Company recorded charges of $43.5 million ($27.7 million after tax, or $0.17 per share) related to various restructuring actions designed to execute on its cost productivity initiatives and to advance its globalization strategy. Actions include workforce reductions, realignment of administrative functions, and rationalization and consolidation of global operations.

General Corporate – Net

Second quarter general corporate expenses were $14.0 million compared to $24.3 million in the 2006 second quarter. The decrease is primarily due to interest income on the proceeds from the Power Systems sale. Expenses in 2007 also include a charge of $13.2 million related to environmental remediation costs at legacy sites, partially offset by a dividend of $12.1 million related to an equity investment acquired in connection with the divestiture of the company’s former FirstPoint Contact business.

5

Income Taxes

The continuing operations effective tax rate for the second quarter of 2007 was 25 percent compared to 29 percent in the second quarter of 2006. The tax rate in the second quarter of 2007 was reduced by nearly 2 percentage points by the tax benefit associated with the special charges, and was further reduced by the resolution of various prior year federal and state tax matters. The company now expects the full year effective tax rate for continuing operations to be 28 to 29 percent, with potential for continued variation from quarter to quarter.

Discontinued Operations

On January 31, 2007 the company closed the sale of its Dodge mechanical and Reliance Electric motors and motor repair services businesses that comprised nearly all of its former Power Systems reporting segment. These businesses are reflected as discontinued operations for all periods presented.

Income from discontinued operations in the second quarter of 2007 includes an after-tax gain on sale of Power Systems of $603.2 million ($3.68 per share), income from the operations of Power Systems prior to the transaction closing date of $17.3 million ($7.5 million after tax, or $0.05 per share), and after-tax income of $11.5 million ($0.07 per share) related to other discontinued operations activities.

Income from discontinued operations in the second quarter of 2006 includes the results of operations of Power Systems of $25.7 million after tax and after-tax charges of $4.4 million for pending legal matters and the loss on sale of a business.

6

Share Repurchase

During the quarter the company repurchased 8.3 million shares at a cost of $514.6 million. The company had approximately $667 million available at March 31, 2007 under its existing $1.0 billion share repurchase authorization.

Conference Call

A conference call to discuss our financial results will take place at 8:00 A.M. Eastern Time on April 26. The call will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

o	economic and political changes in global markets where we compete, such as currency exchange rates, inflation rates, interest rates, recession, policies of foreign governments and other external factors we cannot control, and U.S. and local laws affecting our activities abroad and compliance therewith;

o	successful development of advanced technologies and demand for and market acceptance of new and existing products;

o	general global and regional economic, business or industry conditions, including levels of capital spending in industrial markets;

o	the availability, effectiveness and security of our legacy and future information technology systems;

o	competitive product and pricing pressures;

o	disruption of our operations due to natural disasters, acts of war, strikes, terrorism, or other causes;

o	intellectual property infringement claims by others and the ability to protect our intellectual property;

o	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

o	our ability to attract and retain qualified personnel;

o	the uncertainties of litigation;

o	disruption of our North American distribution channel;

o	the availability and price of components and materials;

o	successful execution of our cost productivity and globalization initiatives; and

7

o	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation control and information solutions that help manufacturers achieve a competitive advantage for their businesses. The company brings together leading global brands in industrial automation that include Allen-Bradley® controls and services and Rockwell Software® factory management software. Headquartered in Milwaukee, Wisc., the company employs about 19,000 people serving customers in more than 80 countries.

8

ROCKWELL AUTOMATION, INC. SALES AND EARNINGS INFORMATION (in millions, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
Sales
Architecture & Software	$540.3	$509.9	$1,069.3	$1,007.2
Control Products & Solutions	666.2	611.1	1,283.5	1,183.5

Total sales	$1,206.5	$1,121.0	$2,352.8	$2,190.7

Segment Operating Earnings
Architecture & Software	$130.4	$128.9	$277.7	$273.6
Control Products & Solutions	89.8	89.1	169.5	156.2

Total segment operating earnings	220.2	218.0	447.2	429.8

Purchase accounting depreciation and amortization	(3.0)	(3.5)	(5.7)	(5.8)
General corporate - net	(14.0)	(24.3)	(33.0)	(46.3)
Special charges	(43.5)	–	(43.5)	–
Interest expense	(16.3)	(14.0)	(34.7)	(27.1)

Income from continuing operations before income taxes	143.4	176.2	330.3	350.6
Income tax provision	(36.3)	(51.0)	(92.3)	(101.5)

Income from continuing operations	107.1	125.2	238.0	249.1
Income from discontinued operations	622.2	21.3	920.4	43.1

Net income	$729.3	$146.5	$1,158.4	$292.2

Diluted Earnings Per Share
Continuing operations	$0.65	$0.69	$1.42	$1.37
Discontinued operations	3.80	0.12	5.49	0.24

Net Income	$4.45	$0.81	$6.91	$1.61

Average Diluted Shares	163.8	180.7	167.6	181.5

Page 9 ROCKWELL AUTOMATION, INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
Sales	$1,206.5	$1,121.0	$2,352.8	$2,190.7
Cost of sales (1)	(732.0)	(645.1)	(1,380.7)	(1,265.5)

Gross profit	474.5	475.9	972.1	925.2

Selling, general and administrative expenses (1)	(325.6)	(290.3)	(618.7)	(555.2)
Other income	10.8	4.6	11.6	7.7
Interest expense	(16.3)	(14.0)	(34.7)	(27.1)

Income from continuing operations before income taxes	143.4	176.2	330.3	350.6
Income tax provision	(36.3)	(51.0)	(92.3)	(101.5)

Income from continuing operations	107.1	125.2	238.0	249.1

Income from discontinued operations
Income from discontinued operating activities of Power Systems	7.5	25.7	42.3	47.8
Gain on sale of Power Systems	603.2	–	867.2	–
Other	11.5	(4.4)	10.9	(4.7)

Income from discontinued operations	622.2	21.3	920.4	43.1

Net income	$729.3	$146.5	$1,158.4	$292.2

 (1)  Includes special charges of $21.8 million in Cost of sales and $21.7 million in Selling, general, and administrative expenses.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	March 31, 2007	September 30, 2006
Assets
Cash and cash equivalents	$1,119.6	$408.1
Receivables	847.7	743.6
Inventories	454.0	411.5
Property, net	474.3	468.5
Goodwill and intangibles	869.9	819.9
Other assets	1,051.4	980.2
Assets available for sale	–	903.6

Total	$4,816.9	$4,735.4

Liabilities and Shareowners' Equity
Short-term debt	$349.2	$219.0
Accounts payable	384.4	395.7
Long-term debt	408.9	748.2
Other liabilities	1,489.5	1,201.3
Liabilities associated with assets available for sale	–	253.0
Shareowners' equity	2,184.9	1,918.2

Total	$4,816.9	$4,735.4

Page 11 ROCKWELL AUTOMATION, INC. CONDENSED CASH FLOW INFORMATION (in millions)
	Six Months Ended March 31,
	2007	2006
Continuing Operations:

Operating Activities:
Income from continuing operations	$238.0	$249.1
Depreciation and amortization	57.7	60.3
Retirement benefit expense	22.4	44.2
Pension trust contributions	(19.7)	(460.9)
Receivables/inventories/payables	(94.4)	(65.9)
Other	2.4	79.0

Cash provided by (used for) operating activities	206.4	(94.2)

Investing Activities:
Capital expenditures	(53.2)	(49.3)
Acquisition of businesses	(44.6)	(32.9)
Proceeds from sale of property and businesses	1,744.7	107.3
Other investing activities	(2.3)	(6.4)

Cash provided by investing activities	1,644.6	18.7

Financing Activities:
Net (repayment) issuance of short-term debt	(215.8)	101.0
Cash dividends	(96.1)	(80.2)
Purchases of treasury stock	(880.5)	(290.5)
Proceeds from the exercise of stock options	23.9	47.7
Excess income tax benefit from the exercise of stock options	9.0	38.3
Other financing activities	(0.3)	0.3

Cash used for financing activities	(1,159.8)	(183.4)

Effect of exchange rate changes on cash	8.5	(1.1)

Cash provided by (used for) continuing operations	699.7	(260.0)
Discontinued Operations:
Cash provided by discontinued operations	11.8	98.0

Increase (decrease) in cash and cash equivalents	$711.5	$(162.0)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Free Cash Flow

Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In the first quarter of 2006 we adopted SFAS 123(R), which requires that we report the excess income tax benefit from the exercise of stock options as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to consistently classify all cash flows arising from income taxes as operating cash flows.

In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.

The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2005	March 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	March 31, 2007
Cash (used for) provided by continuing
operating activities	(221.8)	127.6	159.1	248.4	98.2	108.2
Capital expenditures of continuing operations	(22.7)	(26.6)	(28.6)	(44.4)	(29.2)	(24.0)
Tax benefit from stock option exercises	11.3	27.0	7.6	1.5	4.7	4.3

Free cash flow	$(233.2)	$128.0	$138.1	$205.5	$73.7	$88.5

Effect of Changes in Currency Exchange Rates on Sales

Our press release contains information regarding the effect of changes in currency exchange rates on sales, which is a non-GAAP measure. Management believes this provides useful information to investors because it reflects regional performance from our activities without the effect of changes in currency rates. Management uses sales excluding the effect of changes in currency exchange rates as one measure to monitor and evaluate our regional performance. Sales are attributed to the geographic regions based on the country of destination.

The following is a reconciliation of reported sales to sales excluding the effect of changes in currency exchange rates for the three and six months ended March 31, 2007 compared to sales for the three and six months ended March 31, 2006:

	Three Months Ended March 31,				Six Months Ended March 31,
	2007			2006	2007			2006
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales
United States	$650.9	$0.3	$651.2	$649.3	$1,285.6	$(0.3)	$1,285.3	$1,270.0
Canada	80.4	1.0	81.4	86.4	156.8	(1.6)	155.2	164.1
Europe, Middle East, Africa	267.8	(18.7)	249.1	198.3	497.3	(33.6)	463.7	384.7
Asia-Pacific	134.7	(4.4)	130.3	125.9	269.4	(9.2)	260.2	249.9
Latin America	72.7	(0.2)	72.5	61.1	143.7	(0.7)	143.0	122.0

Total	$1,206.5	$(22.0)	$1,184.5	$1,121.0	$2,352.8	$(45.4)	$2,307.4	$2,190.7

The following table summarizes reported sales to sales excluding the effect of changes in currency exchange rates for our reporting segments for the three and six months ended March 31, 2007 compared to sales for the three and six months ended March 31, 2006:

	Three Months Ended March 31,				Six Months Ended March 31,
	2007			2006	2007			2006
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales
Architecture & Software	$540.3	$(12.3)	$528.0	$509.9	$1,069.3	$(24.1)	$1,045.2	$1,007.2
Control Products & Solutions	666.2	(9.7)	656.5	611.1	1,283.5	(21.3)	1,262.2	1,183.5

Total	$1,206.5	$(22.0)	$1,184.5	$1,121.0	$2,352.8	$(45.4)	$2,307.4	$2,190.7

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts)

Net Income Excluding Gain on Sale of Power Systems, Other Discontinued Operations Activities and Special Charges

Our press release contains financial information regarding net income that excludes the gain on sale of our Power Systems business, other discontinued operations activities and special charges, which is a non-GAAP financial measure. Management believes this provides useful information to investors because it reflects the after tax performance from our businesses’ operating activities without the effect of the gain on sale of the Power Systems business, other discontinued operating activities and special charges. Management uses net income excluding these items and including the results of the Power Systems business prior to the divestiture to monitor total company performance.

Net Income Excluding Gain on Sale of Power Systems, Other Discontinued Operations Activities and Special Charges is calculated as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
Net income	$729.3	$146.5	$1,158.4	$292.2
Gain on Sale of Power Systems	(603.2)	–	(867.2)	–
Other Discontinued Operations Activities	(11.5)	4.4	(10.9)	4.7
Special Charges	27.7	–	27.7	–

Net Income Excluding Gain on Sale of Power Systems, Other
Discontinued Operations Activities and Special Charges	$142.3	$150.9	$308.0	$296.9

Diluted Earnings Per Share
Net income	$4.45	$0.81	$6.91	$1.61
Gain on Sale of Power Systems	(3.68)	–	(5.17)	–
Other Discontinued Operations Activities	(0.07)	0.03	(0.07)	0.03
Special Charges	0.17	–	0.17	–

Net Income Excluding Gain on Sale of Power Systems, Other
Discontinued Operations Activities and Special Charges	$0.87	$0.84	$1.84	$1.64

Average Diluted Shares	163.8	180.7	167.6	181.5

Income from Continuing Operations Excluding Special Charges

Our press release contains financial information and earnings guidance regarding income from continuing operations excluding special charges, which is a non-GAAP financial measure. Management believes this provides useful information to investors because it reflects the operating performance of the continuing business excluding special charges. Management uses income from continuing operations excluding special charges as a measure of company performance.

Income from Continuing Operations Excluding Special Charges is calculated as follows:

Three Months Ended March 31, 2007
Income from Continuing Operations	$107.1
Special Charges	27.7

Income from Continuing Operations Excluding Special Charges	$134.8

Diluted Earnings Per Share
Income from Continuing Operations	$0.65
Special Charges	0.17

Income from Continuing Operations Excluding Special Charges	$0.82

Average Diluted Shares	163.8

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Return On Invested Capital

Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. Management believes that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in its operations. Management uses ROIC as one measure to monitor and evaluate the performance of the company. Our measure of ROIC is likely to differ from that used by other companies. We define ROIC as the percentage resulting from the following calculation:

(a) Income from continuing operations before accounting change and income from Power Systems discontinued operating activities, before non-operating gains or loses, special charges, interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;

(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, cumulative impairments of goodwill and intangibles required under SFAS No. 142, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;

(c) one minus the adjusted effective tax rate for the period, the adjusted effective tax rate is calculated by excluding the effect of extraordinary separately reported tax items.

ROIC is calculated as follows:
	Twelve Months Ended March 31,
	2007	2006
(a) Return
Income from continuing operations before cumulative effect
of accounting change	$518.2	$466.1
Income from Power Systems discontinued operating activities	94.4	82.9
Interest expense	65.5	51.2
Income tax provision	253.0	252.5
Purchase accounting depreciation and amortization	12.5	11.5
Special charges	43.5	–
Gain on sale of investment	(19.9)	–

Return	967.2	864.2

(b) Average Invested Capital
Short-term debt	271.2	41.3
Long-term debt	679.5	748.3
Shareowners' equity	1,880.0	1,757.1
Impairments of goodwill and intangibles	86.4	108.0
Accumulated amortization of goodwill and intangibles	669.4	669.9
Cash and cash equivalents	(523.3)	(393.2)

Average invested capital	3,063.2	2,931.4

(c) Adjusted Effective Tax Rate
Income tax provision	253.0	252.5
Separately reported tax items	–	–

Income tax provision before separately reported tax items	253.0	252.5

Income from continuing operations and discontinued operating activities before income taxes and cumulative effect
of accounting change	$865.6	$801.5

Adjusted effective tax rate	29.2%	31.5%

(a) / (b) * (1-c) Return On Invested Capital	22.4%	20.2%

Page 15